Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the inclusion in this Annual Report on Form 10-K of Chesapeake Energy Corporation for the year ended December 31, 2022 (the "Annual Report") of our report dated February 9, 2023, with respect to estimates of reserves and future net revenue to the Chesapeake Energy Corporation interest, as of December 31, 2022, and to all references to our firm included in the Annual Report.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Eric J. Stevens
Eric J. Stevens, P.E.
President and Chief Operating Officer

Dallas, Texas
February 22, 2023